Exhibit 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL 60563, (630) 954-0400

FOR IMMEDIATE RELEASE:	January 14, 2015

General Employment Regains NYSE MKT Listing Compliance

Naperville, IL, January 14, 2015 – General Employment Enterprises, Inc. (NYSE MKT: JOB) (“the Company” or “General Employment”) a provider of specialty staffing services today announced that it has regained compliance with the NYSE MKT LLC continued listing standards.

In the letter from the listing Exchange dated January 9, 2015, General Employment was informed that based upon a review of publicly available information, the Company has resolved the continued listing deficiency with respect to Sections 1003(a)(ii) and (iv) of the NYSE MKT LLC Company Guide. As a result, the Company is no longer on the list of NYSE MKT noncompliant issuers on the Exchange’s website and the below compliance (“.BC”) indicator will no longer be disseminated beginning at the opening of trading. Based upon the Company’s knowledge, no further action is required at this time.

Andrew Norstrud, Chief Executive Officer of General Employment, stated, “Regaining NYSE MKT compliance is an important milestone and affirmation of the significant progress we have made over the past few years. With a strong balance sheet, refined focus on high growth market sectors and a significantly enhanced management team, we can now turn our focus in earnest to driving long-term profitability through sustainable organic and acquisition growth.”

About General Employment Enterprises, Inc.

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. The Company provides staffing services through a network of offices located in the United States. The Company operates in two industry segments, providing professional staffing services and solutions and light industrial staffing services through the names of General Employment, Ashley Ellis, Triad and Omni-One.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect”. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2014, and in the Company’s other filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Andrew J. Norstrud

Chief Executive Officer

Phone: (813) 803-8275

andrew.norstrud@genp.com

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone: 203.972.9200

jnesbett@institutionalms.com